Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Announces Appointment of David C. Benedicto as Chief Financial Officer and Other Events

SAN DIEGO, August 24, 2021 - Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced that David C. Benedicto, who has been serving as the Company’s Chief Accounting Officer, will succeed Robert O. Hopkins as Chief Financial Officer, effective immediately. Mr. Hopkins is departing to pursue new opportunities after serving the Company for the past 14 years. Management has established a comprehensive transition plan to maintain full continuity across all finance functions as Mr. Hopkins departs.

Dr. Dennis J. Carlo, Chief Executive Officer of Adamis, commented: “David has been an important member of our finance team since he joined Adamis nearly seven years ago. In addition to possessing strong experience in the biotechnology and pharmaceutical sectors, he knows our assets and pipeline exceedingly well. Our leadership is confident that he is prepared to step into the Chief Financial Officer role and oversee all of the Company’s finance functions. I also want to take the opportunity to thank Robert for his many years of partnership and service to Adamis. Most recently, he helped facilitate the sale of assets of our US Compounding, Inc. subsidiary. We wish Robert well as he pursues new opportunities.”

Mr. Benedicto has more than two decades of experience operating in finance roles at public and private companies. Since joining Adamis in late 2014, he has served as Controller and then as Chief Accounting Officer. He previously held a senior accounting manager role at Trius Therapeutics, Inc. prior to the business being acquired. He has also held controller positions and led finance functions at other companies such as HERC Products, Inc. and BAE Systems Inc. Mr. Benedicto is a CPA and a CMA (Certified Management Accountant) and holds a bachelor's degree in Accounting from the University of Saint La Salle and a Master of Business Administration from the University of Redlands.

Deficiency Letter from Nasdaq

The Company also announced that, as expected, on August 20, 2021, it received a standard notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that, because the Company has not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2021, as well as its 10-Q for the period ended March 31, 2021, the Company does not comply with Nasdaq Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission. In response to a previous notification letter from Nasdaq relating to the Form 10-Q for the period ended March 31, 2021, the Company has previously submitted to Nasdaq a plan to regain compliance. In connection with its review of the plan, Nasdaq has requested that the Company submit an updated plan to regain compliance. The letter indicated that if Nasdaq accepts the plan, Nasdaq may grant an exception of up to November 22, 2021, to regain compliance. If an exception is granted, the Company may regain compliance at any time during the permitted period upon filing the Form 10-Qs with the SEC, as well as any other required periodic reports that are due within that period. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel. The Notice was issued in accordance with standard Nasdaq procedures and has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

Adamis will provide additional information related to the promotion of Mr. Benedicto, the separation of Mr. Hopkins and the NASDAQ deficiency letter in a Form 8-K to be filed with the SEC.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s resubmitted New Drug Application (NDA) for its naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review. Adamis is developing additional product candidates, including treatments for acute respiratory diseases, such as COVID-19, and radiation dermatitis. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company’s beliefs concerning matters relating to the transition of activities and responsibilities following the appointment of a new chief financial officer; the expected timing for the filing of the Company’s Quarterly Reports on Form 10-Q and our ability to regain compliance with the Nasdaq continued listing standards; the Company’s beliefs concerning the safety and effectiveness of its products and product candidates; the Company’s ability to successfully commercialize the products and product candidates described in this press release, itself or through commercialization partners, and the Company’s beliefs concerning its product development activities; and other statements concerning our future operations, activities and financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including those related to whether Nasdaq will accept our plan to regain compliance, our ability to file the Form 10-Qs before the time period specified in the Notice, and our ability to regain compliance with the Nasdaq continued listing standards. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts

Investor Relations

Robert Uhl
Managing Director
Westwicke ICR
619.228.5886
robert.uhl@westwicke.com

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